                                 EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (the "Agreement") dated as of March 25, 1998 (the "Effective Date") by and between Trident Rowan Group, Inc., a Maryland corporation (the "Company"), and Mark S. Hauser, an individual residing at 83 Garden Road, Scarsdale, NY 10583 ("Executive").

                                W I T N E S S E T H

     WHEREAS, the Company wishes to employ Executive in an executive capacity and Executive is desirous of being so employed;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1.   EMPLOYMENT, DUTIES AND ACCEPTANCE.

          (a) The Company hereby employs Executive for the Term (as hereinafter defined) to render his services to the Company as Chief Executive Officer of the Company with full executive control and authority over and full responsibility for all aspects and phases of the management, business, personnel, activities and affairs of the Company, and, at Executive's option, any subsidiaries of the Company that may be formed in the future. Executive's powers and authority shall include, but not be limited to, the hiring and termination of personnel, preparation of budgets, and the purchase and disposition of investments. Executive's powers and authority as Chief Executive Officer of the Company shall be co-extensive with the powers and authority of the Chairman (the "Chairman") of the Board of Directors of the Company (the "Board") so long as the Chairman is Howard E. Chase; provided, however, all line executives, including executives of all significant subsidiaries, shall report to the Executive, with the exception of the Chief Financial Officer who will report to the Chairman. In the performance of Executive's duties, he shall report to, and be subject to the instructions, directions and policies of the Board. During the Term, the Company shall cause Executive to be included in the slate of nominees for the Board and to be elected a member of the Executive Committee (if permitted by applicable law) and, at Executive's option, a director of any subsidiary of the Company.

          (b) Executive agrees to render to the Company the duties and services referred to above, to devote such part of his working time, attention and energies to the performance of the business of the Company and its Affiliates (as hereinafter defined) as shall be required for the performance of his duties hereunder, including up to substantially all of his time as and when necessary; and Executive shall not, directly or indirectly, alone or as a member, partner, officer, director, employee, agent of, or in any other capacity with, any Person (as hereinafter defined) be engaged in or concerned with any other duties or pursuits that interfere with the performance of his duties hereunder in the judgment of the Board, except those duties or pursuits specifically authorized by the Board and this Agreement. Provided such activities do not materially and adversely affect the performance of his duties to the Company hereunder, Executive shall be permitted to manage and participate in the investments and business affairs and any successors thereto organized by or involving Executive prior to or following the date hereof (including but not limited to, investments held by Tamarix Capital Corporation, a Delaware corporation ("Tamarix")), to render services to such investments and in connection with such business affairs as he sees fit, and to serve on boards of directors related to such investments, business affairs or otherwise, without any obligatioin to the Company except with respect to those matters set forth in Schedule 1 hereto. Nothing herein shall prevent Executive from engaging in additional activities in connection with the business of Tamarix, including, but not limited to its existing and future merchant banking activities, whether in the U.S., Italy or elsewhere, all as set forth in a certain agreement between Tamarix and the Company, dated March 25, 1998, personal investments or community affairs that do not interfere or conflict with his duties hereunder.

          (c) The principal place of employment of Executive hereunder shall at all times during the Term be in the greater New York, New York area or such other locations as are mutually acceptable to Executive and the Company. Notwithstanding the foregoing, Executive shall be required and agrees to travel in connection with the performance of his duties to the extent as he, in the reasonable exercise of his judgment, deems necessary.

          (d) Executive hereby accepts such employment and agrees to render the services described above to the best of his ability.

     2.   TERM OF EMPLOYMENT.

     The initial period of Executive's employment under this Agreement shall be three years. This Agreement shall automatically be renewed on the same terms for an additional period of two years (the initial three-year period and, if the period of employment is so renewed, such additional period of employment are collectively referred to herein as the "Term") unless terminated by written notice given by the Company to Executive no later than January 1, 2000.

     3.   COMPENSATION AND BENEFITS.

          (a) As full compensation for all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Term:

               (1) Commencing as of May 1, 1998, a base annual salary (the "Salary") of $160,000, payable in such installments as is the policy of the Company with respect to executive employees of the Company but no less frequently than monthly; provided, however such salary shall accrue until such time as funding for the Company's Budget (as defined below), as approved by the Board of Directors, is available for the twelve months next following the date of payment of the first of such installments. Interest shall accrue on all such deferred payments at the rate of 8% per annum and shall be paid to Executive when such deferred payments are paid. For purposes of this agreement, the term "Budget" shall mean that Budget submitted to and approved by the

Company's Board of Directors on March 18, 1998, any modification or amendment thereof so approved, any other such budget so approved at any time during the term of this agreement, or any modification or amendment thereof so approved, provided, however, the term "Budget" shall not be deemed to include any expense or revenue item relating to any existing or future operating subsidiary of the Company except home office charges treated as revenue items. Executive confirms that some or all of his salary may be paid and some or all of his benefits may be provided by Affiliates of the Company if he provides services to them hereunder, provided that in such case, the Company shall unconditionally guarantee any such payments made and such benefits provided by such Affiliates. Executive may receive increases in Salary on such dates, in such amounts and on such other terms as may be determined by the Board in its sole discretion; provided, however, that Executive shall not have any entitlement to any such increase. The board will consider the issue of bonus compensation for Executive on an annual basis, taking into account such matters as financings, asset realizations, performance of the Company's stock in the public market, acquisitions and business combinations.

               (2) 130,000 shares of the Company's common stock, par value $.01 per share (the "Stock"), at no cost to Executive. Executive's ownership of such Stock shall vest on the date hereof, but shall be subject to restrictions and risk of forfeiture as provided herein, all lapsing as to 43,333 shares on each of December 31, 1998, December 31, 1999 and December 31, 2000; provided, however, such restrictions and risk of forfeiture shall earlier lapse in the event of the sale of substantially all of the assets, merger or consolidation of the Company to, with or into another entity with which neither it nor Executive immediately prior thereto is affiliated. The restrictions referred to above are: Executive may not sell, transfer or hypothecate any of the Stock. The Stock shall be subject to forfeiture in the event this agreement is terminated for Cause, pursuant to Section 7(a) hereof, if such termination occurs prior to the lapse of such restrictions and risk of forfeiture as herein above provided.

                    (i) Executive has advised the Company of his intention to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to treat all of the Stock as taxable to Executive in 1998, utilizing the mean average of the quoted bid and asked prices of the Company's common shares on the Effective Date, less an appropriate discount to reflect the restrictions described in subparagraph (2) above, for that purpose (the Section "83(b) Price").

                  (ii) Executive, by written notice given to the Company, given at least 30 days prior to April 15, 1999, may put up to 40% of the Stock to the Company at the Section 83(b) Price; provided, however, the Company's obligation to purchase the Stock pursuant to the exercise of the put shall be subject to the availability of funding for the Company's Budget, as in effect on April 15, 1999, for the twelve months next following that date, plus sufficient additional funding to cover the cost of the put.

                  (iii) In the event Executive shall have exercised the put and subsequently suffers the termination of this agreement for Cause, giving rise to the forfeiture of some or all of the Stock as provided in subparagraph (2) above, Executive nevertheless shall be obligated promptly to redeliver to the Company that number of shares of the Company's common stock so forfeited or, alternatively, in lieu of any such shares not so redelivered, cash in an amount equal to the mean average of the bid and asked prices at the close of trading on the date this agreement is so terminated, multiplied by the number of shares not so redelivered.

               (3) Non-qualified stock options as follows: upon the date hereof, non-qualified stock options respecting 130,000 shares of the Stock, subject to anti-dilution protections as are provided in the Plan, with an option exercise price of $5.00 per share, exercisable as to 43,333 shares on the date hereof, as to 43,333 shares on January 1, 1999 and as to 43,334 shares on January 1, 2000. All shares of Stock underlying such non-qualified stock options shall be registered by the Company in order to permit Executive to engage in "cashless exercise" at all times when such options are exercisable. "Cashless exercise" shall mean a procedure by which Executive arranges to exercise an option by directing his stockbroker simultaneously to pay the option exercise price to the Company and the profit on sale to Executive out of the proceeds of sale of the underlying shares of the Stock. If the Term is renewed, Executive will be entitled to additional non-qualified stock options as agreed between the Company and Executive at the time of the renewal, if any.

          (b) The Company shall pay or reimburse Executive for all reasonable expenses, actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it reasonably may require, including but not limited to: parking at or near the Company's New York City offices Executive occupies, such rent, secretarial and other expenses as are directly related to the performance of his duties hereunder; home office charges including telephone, fax and Internet expenses; mobile cellular telephone in the United States and Europe; and Italian language lessons.

          (c) Executive shall be eligible under any incentive plan, stock option plan, stock award plan, bonus, participation or extra compensation plan, pension, group insurance or other so-called "fringe") benefits, if any, which the Company generally provides for its executives, on terms and conditions as may be approved by the Board, provided that such benefits are not duplicative of the benefits otherwise provided to Executive hereunder.

          (d) The Company shall provide Executive medical and dental insurance with coverage in accordance with the plan attached hereto as Exhibit A.

          (e) Executive shall be entitled to the same level of coverage (as determined from time to time by the Board) under such directors' and officers' liability insurance policies, and insurance for its employees against claims arising in connection with allegations of libel, if any, or other arrangements as are available to senior executive officers and directors of the Company or its Affiliates, to the fullest extent permitted by the existing By-Laws of the Company or such Affiliates, as the case may be. Additionally, the Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of the Company's incorporation, from and against all claims, demands, costs, charges and expenses (including reasonable attorney's fees) whatsoever or howsoever incurred or sustained by Executive or his legal representatives in connection with any action, suit or proceeding, whether or not groundless, to which he or his legal representatives may be made a party by reason of his being or having been an officer, director or employee of the Company or any of its Affiliates. This sub-section shall survive the termination of this Agreement.

     4.   CONFIDENTIALITY.

          (a) Executive shall not, during the Term of this Agreement, or at any time following termination of this Agreement, directly, or indirectly, disclose or permit to be known (other than (i) as is reasonably required in the regular course of his duties, including disclosures to the Company's advisors and consultants, (ii) as required by law or (iii) with the prior written consent of the Board) to any Person, any confidential information acquired by him during the course of, or incident to, his employment or the rendering of services hereunder, relating to the Company or any of is Affiliates, or to any client, investor, corporate partner, or joint venturer of, or other Person having a business relationship with, the Company or any of its Affiliates. Such confidential information shall include, but shall not be limited to, sales information, operations information, financial information, administrative information, and information regarding proprietary technology, business affairs, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other materials embodying information deemed by the Company or by industry practice to be confidential. This confidentiality obligation shall not apply to any confidential information which becomes publicly available other than pursuant to a breach of this Section 4 by Executive.

          (b) All information and documents relating to the Company and its Affiliates as hereinabove described shall be the exclusive property of the Company and upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof and computer records, then in Executive's possession or control shall be returned and left with the Company.

     5.   NONCOMPETITION; NONINTERFERENCE.

     Executive agrees that during the Term of his employment by the Company and during the period of twelve months following the termination of Executive's employment hereunder for any reason, except for termination by Executive pursuant to Sections 7(b)(1), (2), or (3) following which the provisions of this
Section 5 shall not apply (the "Noncompetition Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever (other than in connection with his employment hereunder) engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with (collectively, a "Relationship"), any person, firm or corporation in connection with the manufacture, distribution or sale of
motorcycles.   In addition, Executive shall not, directly or indirectly, during the Noncompetition Period, request, induce or cause any suppliers, customers, clients or accounts with whom the Company or any of its Affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its Affiliates or have a Relationship with any Person that solicits, interferes with or entices from the Company any employee (or former employee) of the Company or of any of its Affiliates or which employs any manager (or former manager) of the Company or any of its Affiliates, nor will Executive directly or indirectly solicit, interfere with or entice any such employee (or former employee) or employ any such manager (or former manager). The provisions of the first sentence of this Section 5 shall not apply to any activities permitted Executive pursuant to Section 1(b) hereof.

     6.   INJUNCTION AND ENFORCEABILITY OF COVENANTS.

          (a) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4, 5 or 9, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by the Supreme Court of the State of New York for New York County (the "Court"), which the parties hereby consent shall have exclusive jurisdiction over matters arising out of this Agreement, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

          (b) If any of the covenants contained in Section 4, 5 or 9, or any part thereof, is hereafter construed to be invalid or unenforceable by the Court, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

          (c) The existence of any claim or cause of action by Executive against the Company or any Affiliate of the Company shall not constitute a defense to the enforcement by the Company of the covenants contained in Sections 4, 5 or 9, but such claim or cause of action shall be litigated separately; provided, however, that the Company shall not be entitled to enforce any of the provisions of Sections 4, 5 or 9 in the event it has failed to make all payments payable to Executive hereunder and provided all benefits to which he is entitled hereunder prior to the date of the termination of his employment and upon and following termination of his employment hereunder by the Company or by Executive, all of which shall be deemed payable subject to claim by the Company for reimbursement following such payment.

          (d) In the event the Court, despite the parties' consent hereunder, declines jurisdiction over matters arising out of this Agreement, the provisions of this

Agreement may be specifically enforced by any court of competent jurisdiction. The Company will not raise any issue of jurisdiction with the Court.

     7.   TERMINATION.

          (a) The Company may terminate this Agreement (i) at any time without Cause or (ii) pursuant to Section 2 or (iii) upon written notice to Executive if Executive acts in a manner that provides Cause for termination. For purposes of this Agreement, the term "Cause" means (1) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any felony under the laws of any country or political subdivision thereof or a crime or offense involving money or property of the Company or any of its Affiliates, (2) chronic alcoholism, drug addiction or acts of moral turpitude injurious to the reputation of the Company, (3) embezzlement or theft of funds of the Company, or
(4) the willful breach by Executive of the terms of this Agreement or the willful failure of the Executive to perform his duties and obligations hereunder, that in either case materially and adversely affects the interest of the Company, which breach continues uncured for 30 days after written notice thereof is first given.

          (b) Executive may terminate this Agreement upon written notice to the Company if any one or more of the following shall occur:

               (1) a material breach of the terms of this Agreement by the Company, which breach continues uncured for 30 days after written notice thereof is first given;

               (2) a material breach by the Company of any other material agreement with Executive, which breach continues for 30 days after written notice thereof is first given;

               (3)  if:

                    (i) during any two (2) consecutive years (A) individuals who at the beginning of any such period constitute the directors of the Company and
(B) such other individuals as are (A) elected or nominated by greater than seventy per cent (70%) of the Board or (B) are voted for by Executive in his capacity as a Director or a shareholder (including votes by Persons that are Affiliates of Executive) of the Company, collectively, cease to constitute a majority of the Board; or

                    (ii) any Person or group of Persons acting together (other than Executive, Tamarix and Tamarix Investors, acting either directly or through any other Person (the "Excluded Persons")) own twenty-five per cent (25%) or more of the Company's voting stock, unless the Excluded Persons own more shares of the Company's voting stock than such Person or group of Persons; or

                    (iii) there is a sale of all or substantially all of the Company's assets (other than to an Affiliate of the Company); or

                    (iv) there is a merger or other business combination of the Company following which the Company and/or its shareholders immediately preceding such merger or other business combination own less than fifty percent (50%) of the surviving Person's voting stock; or

                    (v) without his consent, the Executive is removed from the Board or Executive Committee of the Board or any board of directors or management position with an Affiliate or subsidiary of the Company, other than
(A) by operation of law, (B) following a termination of this Agreement pursuant to Section 7(a), (b) or (c) or (C) by virtue of a requirement imposed on the Company by any governmental or regulatory authority having the power and jurisdiction to impose such requirement; provided, however, that (A) Executive shall be deemed to have irrevocably waived his right to terminate this Agreement pursuant to Section 7(b)(3) if he does not exercise his right to terminate this Agreement within (30) days after the event that triggered his right to terminate this Agreement and (B) Executive shall not have the right to terminate this

Agreement pursuant to Section 7(b)(3) if Executive, Tamarix or any Affiliate of Executive or Tamarix directly or indirectly causes or votes in favor of the event that triggers Executive's right to terminate this Agreement.

          (c)  Executive's employment shall terminate upon:

               (1) Executive's death during the Term; provided that the Company, subject to the provisions of Section 3 (a)(1), shall pay the representative of Executive's estate the unpaid balance of Executive's total compensation for the month of the Term in which such death has occurred.

               (2) Executive becoming physically or mentally disabled so that he is unable substantially to perform his services hereunder for (a) a period of 120 consecutive days, or (b) for shorter periods aggregating 180 days during any twelve month period during the Term. Notwithstanding such disability the Company, subject to the provisions of Section 3 (a)(1), shall continue to pay Executive his total compensation through the date of such termination.

          (d) Upon any termination of Executive's employment hereunder for any reason, whether by the Company or by Executive, Executive shall be deemed to have resigned from all positions held by him as an officer and/or director of the Company and all of its Affiliates.

          (e)  All determinations of Cause by the Company pursuant to this
Section 7 shall be made by the vote of at least a 70% majority of the entire Board and the grounds of Cause shall be described in specific detail in writing to Executive. If the Executive disagrees with the Company's determination that Cause exists, or if the Company disagrees with the Executive's determination that he may terminate this Agreement under Section 7(b)(1), (2) or (3), then such determination shall be subject to review and resolution in accordance with
Section 12 and the Company, subject to the provisions of Section 3 (a)(1), shall continue to pay Executive all amounts payable hereunder while such disagreement is being resolved, provided that if the disagreement is resolved adversely to the Executive, then Executive shall be required to repay to the Company such amount as is so determined.

     8. (a) In the event Executive's employment hereunder is terminated for any reason, except pursuant to Section 7(a)(ii), Section 7(a)(iii) or Section 7(c), by either the Company or Executive, Executive shall be entitled to participate in all medical, dental, long term disability, life insurance and all other benefits provided to him hereunder for the remainder of the Term without cost to him if permitted by law, or, if not so permitted by law, upon contribution by him.

          (b)  In the event Executive terminates his employment pursuant to
Section 7(b)(3), the Company, subject to the provisions of Section 3(a)(1), shall pay Executive (i) all of his compensation remaining unpaid at the date of termination under each subsection of Section 3 and (ii) an amount equal to two times his total compensation provided under Section 3(a)(1), (2) and (3); all restrictions on restricted stock then held shall lapse; all stock transferred to Executive pursuant to this subparagraph 8(b) shall be without restrictions and all stock options granted theretofore or pursuant to this subparagraph 8(b) shall be immediately exercisable for as long as permitted by the Plan; and

          (c) In the event Executive's employment is terminated by the Company pursuant to Section 7(a)(ii), Section 7(a)(iii), or Section 7(c), the Company shall pay Executive all of his accrued Salary remaining unpaid at the date of termination.

          (d) Except as provided in this Section 8, Executive shall have no rights to any salary, severance, bonus, benefits or other compensation upon termination of this Agreement for any reason or by virtue of the Company's employment of the Executive or the termination of such employment for any reason.

     9.   INVENTIONS DISCOVERED BY EXECUTIVE.

     Executive shall promptly disclose to the Company any patentable or copyrightable invention, improvement, discovery, process, formula, or method or other intellectual property in the Company's Field of Interest (collectively, "Inventions") made, conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder. In consideration of the payment of the Salary, the Bonus and the other payments and benefits provided to Executive hereunder, Executive hereby assigns to the Company all of his right, title and interest in and to any such Inventions. During and after the Term, and without the payment of any additional consideration by the Company, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents and copyrights in any and all countries on such Inventions. Executive hereby irrevocably designates the counsel to the Company (or such other person as the Company may designate from time to time) as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 9 shall survive the termination of this Agreement.

     10.  REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE AND THE COMPANY.

          (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing or in any manner affecting the performance of his duties hereunder.

          (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, long term disability insurance and any other type of insurance or fringe benefit that the Company is obligated to provide Executive hereunder or otherwise shall determine from time to time to obtain.

          (c) The Company represents and warrants that this Agreement has been duly authorized by all necessary action of the Board, that no action by shareholders of the Company is required, that no other approvals by any third party (including but not limited to any regulatory or governmental agency) are required, and that the performance by it hereof will not conflict with or violate any agreement or other restriction to which the Company is a party or to which it is subject.

     11.  DEFINITIONS.

     As used herein, the following terms have the following meanings:

          (1) "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with that Person, (b) any other Person that owns or controls 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition of "Affiliate" as used in this Agreement only, Executive, Tamarix and Tamarix Investors shall not be deemed to be Affiliates of the Company. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the directions of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

          (2) "Company's Field of Interest" means the businesses of the Company and/or its Affiliates at any time during the Term.

          (3) "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association and any other entity.

     12.  ARBITRATION.

     Any controversy or claim arising out of or relating to this Agreement or the breach thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5 and 9 hereof, and the Company's pursuit of the remedies described in Section 6 hereof in connection therewith) shall be settled by arbitration. Such arbitration is to be administered by, and conducted in New York, New York in accordance with the rules then obtaining of the American Arbitration Association and the arbitrators are to be selected in accordance with such rules. Judgment upon the award rendered may be entered in the Court. The parties shall be free to pursue any remedy before the arbitration tribunal that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrators shall be final and binding. The prevailing party shall be entitled to have his or its costs, including reasonable attorneys' fees, paid by the other party.

     13.  NOTICES.

     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

     If to the Company:

     Trident Rowan Group, Inc.
     2 Worlds Fair Drive
     Franklin Township
     Somerset, NJ 08873

     Telephone: (732) 868-9000
     Fax:       (732) 868-0193

     With a copy to:

     Steven H. Levin, Esq.
     Goodman Phillips & Vineberg
     430 Park Avenue
     New York, NY 10022

     Telephone: (212) 588-5555
     Fax:       (212) 308-0132

     If to Executive:

     Mark Hauser, Esq.
     83 Garden Road
     Scarsdale, NY 10583

     Telephone: (914) 723-3714
     Fax:       (914) 723-0018

     With a copy to:

     Charles M. Bleiberg, Esq.
     Friedman, Wang & Bleiberg, P.C.
     90 Park Avenue
     New York, New York 10016

     Telephone: (212) 682-7474
     Fax:       (212) 687-2329

     14.  GENERAL.

          (a) The Company shall reimburse Executive for all legal fees and expenses incurred by him in connection with the negotiation of this Agreement up to a maximum of $12,000.00.

          (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York. Each of the parties accepts for himself and itself and in respect of their respective property, generally and unconditionally, the jurisdiction of the Courts of the State of New York and consent to a New York City venue.

          (c) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof. No representations, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          (d) This Agreement may be amended, modified, superseded, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

          (e) This Agreement may not be assigned (by operation of law or otherwise) by either party without the written consent of the other party except that, subject to Executive's rights to terminate this Agreement pursuant to Section 7(b)(3), this Agreement may be assigned to an entity to which the Company sells all or substantially all of its assets or with which the Company may merge and which assumes all of the Company's obligations hereunder. This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and permitted assigns of the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

                                   Trident Rowan Group, Inc.


                                   By:
                                      ------------------------------
                                      Name:
                                      Title:


                                   ---------------------------------
                                   Mark S. Hauser